Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-100453) of Quotemedia, Inc. of our report dated March 27, 2020, relating to the consolidated financial statements of Quotemedia, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for leases and revenue recognition) appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Moss Adams LLP

Phoenix, Arizona
March 27, 2020